Exhibit 5.1

November 7, 2014	+1 617 526 6000 (t) +1 617 526 5000 (f) wilmerhale.com

Endurance International Group Holdings, Inc. 10 Corporate Drive, Suite 300 Burlington, Massachusetts 01803

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by Endurance International Group Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 14,950,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, which (i) up to 3,000,000 shares of Common Stock may be issued and sold by the Company (the “Company Shares”) and (ii) the remaining 11,950,000 shares of Common Stock (the “Selling Stockholders’ Shares,” and together with the Company Shares, the “Shares”) may be sold by certain stockholders of the Company (the “Selling Stockholders”), all of which may be offered from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

We are acting as counsel for the Company in connection with the registration for sale by the Company of the Company Shares and the registration for resale by the Selling Stockholders of the Selling Stockholders’ Shares. We have examined and relied upon signed copies of the Registration Statement, as filed with the Commission, including the exhibits thereto. We have also examined and relied upon the Certificate of Incorporation of the Company (as amended or restated from time to time, the “Certificate of Incorporation”), the Bylaws of the Company (as amended or restated from time to time, the “Bylaws”), corporate or other proceedings of the Company and such other corporate records of the Company, such other agreements and instruments, certificates of public officials, officers of the Company and other persons, and such other documents, instruments and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents and the completeness and accuracy of the corporate records of the Company provided to us by the Company.

We have relied as to certain matters on information obtained from public officials and officers of the Company, and we have assumed that (i) one or more prospectus supplements will have been prepared and filed with the Commission describing the Shares offered thereby; (ii) all Shares will have been issued and sold in compliance with applicable federal and state securities

Endurance International Group Holdings, Inc.

November 7, 2014

laws; (iii) a definitive purchase, underwriting or similar agreement with respect to the Shares offered will have been duly authorized, validly executed and delivered by all parties thereto other than the Company; (iv) with respect to the shares of Common Stock offered, there will be sufficient shares of Common Stock authorized under the Certificate of Incorporation and Bylaws and not otherwise reserved for issuance; and (v) the Company will be validly existing as a corporation and in good standing under the laws of the State of Delaware.

We have also assumed that there will not have occurred, prior to the date of issuance of the Shares, any change in law affecting the validity of such Shares and that at the time of the issuance and sale of the Shares, the Board of Directors of the Company (or any committee thereof acting pursuant to authority properly delegated to such committee by the Board of Directors) shall not have taken any action to rescind or otherwise reduce its prior authorization of the issuance of the Shares.

Our opinion in paragraph 2 below, insofar as it relates to the Selling Stockholders’ Shares being fully paid and nonassessable, is based solely on a certificate of the Chief Financial Officer of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such shares.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We also express no opinion herein with respect to compliance by the Company with the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, we express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that:

1.	With respect to the Company Shares, when (i) specifically authorized for issuance by proper action of the Company’s Board of Directors or an authorized committee thereof (the “Authorizing Resolutions”), (ii) the Registration Statement has become effective under the Securities Act, (iii) the terms of the sale of the Company Shares have been duly established in conformity with the Company’s Certificate of Incorporation and By-laws, (iv) the Company Shares have been issued and sold as contemplated by the Registration Statement and (v) the Company has received the consideration provided for in the Authorizing Resolutions and such consideration per share is not less than the par value per share of the Company Shares, the Company Shares will be validly issued, fully paid and nonassessable.

Endurance International Group Holdings, Inc.

November 7, 2014

2.	The Selling Stockholders’ Shares have been duly authorized and are validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Company Shares and Selling Stockholders’ Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus and in any prospectus supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Jason L. Kropp
Jason L. Kropp, a Partner